EXHIBIT 99



FOR IMMEDIATE RELEASE                                Contact: Lin Morison
                                                              CEO
                                                              407-532-1000 or
                                                              Richard Goodman
                                                              CFO
                                                              407-532-1000

SUNTERRA CORP. REPORTS LOSS PER SHARE OF $0.43 FOR THE FIRST QUARTER OF 2000 AND PROVIDES LIQUIDITY WARNING

         ORLANDO, FLORIDA (MAY 15, 2000) - Sunterra Corporation (NYSE:OWN) today reported a net after-tax loss of $15.6 million, and a diluted loss per share of $0.43, for the first quarter of 2000. This compares with a net profit of $10.0 million and earnings per diluted share of $0.27 in the comparable year-earlier period.

         The first quarter results included both a $3.8 million after-tax charge for severance and other expenses related to the first quarter restructuring of headquarters and U.S. operations, as well as a $1.8 million after-tax write-down of an asset based on bids received as part of the sale of certain non-core assets.

         In this context, the company reported several important events related to its outstanding notes and credit lines. First, the company did not make today's scheduled payment of $6.475 million on its $140 million in senior notes; however, there is a 30 day cure period before this becomes an event of default. In addition, the decline in the company's net worth as a result of the quarter's net loss has resulted in violations of net worth and net worth-related covenants in its senior bank credit facility, pre-sale line and inventory line. Moreover, the company did not make the mandatory pay down on May 1st of $4.0 million under the senior bank credit facility and $1.1 million on the pre-sale line, which has resulted in an event of default under these agreements. At the current time, the company does not have waivers on these violations.

         Furthermore, although the company began funding against a newly opened $25 million mortgages receivables warehouse facility in April, that facility is now closed to any further take-downs because a related proposal to open a $100 million facility for the non-recourse sale of mortgages receivables was recently withdrawn.

         Currently, therefore, there is no availability under any of the company's existing credit facilities and cash on hand is also very limited. The company is actively pursuing alternatives to maintain liquidity, including the sale of major assets. However, if these initiatives are not successful -- and there is no assurance they will be -- then the company is unlikely to be able to continue operations.

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


         At the same time that it is seeking additional sources of liquidity, the company is in discussions with banks and financial institutions to seek waivers of the violations of its existing credit agreements and to obtain their agreement not to pursue various remedies in the event of default on these facilities, including declaring the entire indebtedness due and payable. However, the company can give no assurance that such an agreement can be reached or what the terms of such an agreement would be. Additionally, an uncured event of default under these credit facilities and indentures could trigger a default under other agreements to which the company is a party, including the senior notes, senior subordinated notes and convertible subordinated notes. An event of default under any of these agreements could materially adversely affect the company by, among other things, causing all of the company's indebtedness to become immediately due and payable.

         RESULTS FOR Q1 2000

         Revenues for the first quarter of $98.1 million were down 14% from the first quarter of the prior year, primarily as a result of a 12% drop in vacation ownership interests sales from $92.6 million to $81.6 million. This decrease reflected the company's decision to eliminate certain high volume but very low margin tour flow sources in the Florida and Northwest markets as well as the closing down of sales lines in Latin America. During the past couple of months, the company has initiated programs to develop more profitable tour sources throughout its system.

         A key factor in the weak operating results for the first quarter was advertising, sales and marketing expenses, which were 60.2% of vacation ownership interest sales, significantly above the comparable figure of 46.1% in the first quarter of 1999. This increase was the result of a combination of factors including: the impact of fixed marketing costs against lower sales levels; high telemarketing costs; high costs per tour in certain markets; and weak advance tour bookings coming into the first quarter.

         G&A expense increased by $3.7 million from prior year, reflecting higher legal expenses, Club Sunterra related operating costs, and information technology costs, the fact that the reduced staffing and other savings initiatives impacted results for only part of the quarter, and the inclusion in 1999's first quarter of certain favorable insurance and other settlements.

         Depreciation and amortization expense increased to $6.1 million in the first quarter from $3.4 million in the year-earlier period as a result of the amortization of SWORD, the comprehensive technology platform which the company completed at the end of 1999.

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

         Net interest expense increased by $2.7 million versus the comparable prior year period because of the higher level of borrowings as well as the $1.1 million decrease in capitalized interest expense as a result of lower capital spending.

         In terms of the company's balance sheet, gross mortgages receivable at March 31, 2000, were $268 million and the allowance for bad debts, net of estimated recoveries, was $19.4 million or 7.2%, down from 7.6% at year-end 1999. The allowance is based on the same type of analysis as at year-end 1999, with progressively larger reserves taken for receivables that are increasingly delinquent and with all mortgages receivables that are more than 180 days overdue being written off. During the quarter the company wrote off $2.8 million in mortgages receivable, net of recoveries. Mortgages receivable in excess of 60 days past due at March 31, 2000, were 6.3% as a percentage of gross mortgages receivable, down from 7.1% at Dec. 31, 1999.

         Sunterra Corporation is the largest international owner and manager of vacation ownership resorts, with 90 resort locations around the world and about 300,000 worldwide owners and members. In addition, Sunterra currently manages 17 third party condominiums and other resorts in Hawaii. The company's operations consist of (i) marketing and selling vacation interests, (ii) developing, acquiring and operating vacation ownership resorts, (iii) financing customers' purchases and (iv) providing resort rental, management and maintenance services.

         Cautionary Statement Regarding Forward-Looking Information. This release contains forward-looking statements, which include Sunterra's future prospects, forecasts and other statements of expectations. Although management believes these statements are based on reasonable assumptions, actual results may differ materially from those expressed in any of our forward looking statements due to, among other things, factors related to the current liquidity situation, actions that our lenders may take as a result of our violations of debt-related covenants and conditions, our ability to quickly obtain sufficient additional funding and re-establish credit availability, the success of our restructuring efforts, the timing and terms of future acquisitions and disposals, the integration of acquired operating companies and resort properties and other factors identified in Sunterra's filings with the Securities and Exchange Commission, including those set forth in parts I and II of Sunterra's Annual Report on Form 10-K for the year ended December 31, 1999 and in Sunterra's Quarterly Reports on Form 10-Q and current reports on Form 8-K filed during 1999.

                           - FINANCIAL TABLES TO FOLLOW-

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

                              SUNTERRA CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                           ($ IN THOUSANDS, UNAUDITED)

                                                                       THREE MONTHS ENDED
                                                                             MARCH 31,
                                                                    -------------------------
                                                                       2000           1999
                                                                    ---------       ---------
REVENUES:
Vacation Interests sales                                            $  81,573       $  92,561
Interest income                                                         9,731          11,339
(Loss) gain on sale of receivables                                       (139)          1,597
Other income                                                            6,967           8,788
                                                                    ---------       ---------
     TOTAL REVENUES                                                    98,132         114,285
                                                                    ---------       ---------
COSTS & OPERATING EXPENSES:
Vacation Interests cost of sales                                       20,806          22,452
Advertising, sales and marketing                                       49,071          42,670
Provision for doubtful accounts                                         2,794           2,290
Loan portfolio expenses                                                 2,758             897
General and administrative                                             18,706          15,050
Depreciation and amortization                                           6,076           3,413
Restructuring costs and asset write-downs                               8,876             --
                                                                    ---------       ---------
     Total costs & operating expenses                                 109,087          86,772
                                                                    ---------       ---------
(LOSS) INCOME FROM OPERATIONS                                         (10,955)         27,513
Interest expense - net                                                 14,798          12,090
Minority interest in loss of consolidated limited partnerships            (29)            (10)
Equity gain on investment in joint ventures                              (983)         (1,013)
                                                                    ---------       ---------
(LOSS) INCOME BEFORE (BENEFIT) PROVISION FOR TAXES                    (24,741)         16,446
(Benefit) provision for income taxes                                   (9,154)          6,414
                                                                    ---------       ---------
NET (LOSS) INCOME                                                   ($ 15,587)      $  10,032
                                                                    =========       =========
SHARES OUTSTANDING:
    Basic                                                              35,975          35,908
    Diluted                                                            35,975          40,986

(LOSS) EARNINGS PER SHARE:
    Basic                                                           ($   0.43)      $    0.28
    Diluted                                                         ($   0.43)      $    0.27

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

                              SUNTERRA CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                ($ IN THOUSANDS)

                                                      MARCH 31,    DECEMBER 31,
                                                    ---------------------------
                                                       2000            1999
                                                    ----------      ----------
                                                    (UNAUDITED)

ASSETS:
Cash and cash equivalents                           $   20,737      $   24,838
Cash in escrow and restricted cash
                                                        34,403          29,735
Mortgages receivable, net                              249,091         244,018
Retained interests                                      46,345          46,274
Due from related parties                                14,167          11,550
Other receivables, net                                  71,960          64,202
Income tax refund receivable                              --             2,315
Prepaid expenses and other assets                       23,941          20,421
Investment in joint ventures                            20,399          19,274
Real estate and development costs                      367,783         363,534
Property and equipment, net                            134,846         130,321
Intangible assets, net                                 104,237         101,928
                                                    ----------      ----------
       TOTAL ASSETS                                 $1,087,909      $1,058,410
                                                    ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Accounts payable                                    $   42,823      $   30,483
Accrued liabilities                                    109,727          96,936
Income taxes payable                                        37            --
Deferred taxes                                          10,667          18,243
Notes payable                                          711,654         681,960
                                                    ----------      ----------
       TOTAL LIABILITIES                               874,908         827,622
                                                    ----------      ----------
Stockholders' equity                                   213,001         230,788
                                                    ----------      ----------
       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $1,087,909      $1,058,410
                                                    ==========      ==========

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